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                      April 26, 2023

       Fernando Rodrigo Baron
       Vice President of Corporate Finance and Business Development
       AENZA S.A.A.
       Av. Petit Thouars 4957
       Miraflores
       Lima 34, Peru

                                                        Re: AENZA S.A.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 16, 2022
                                                            File No. 001-35991

       Dear Fernando Rodrigo Baron:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Juan Mendez